Exhibit 99.1

FOR IMMEDIATE RELEASE

Life Storage, Inc. Announces Leadership Succession

David Rogers to Retire as Chief Executive Officer, to be Succeeded by Joseph V. Saffire, currently Chief Investment Officer

Buffalo, NY, September 12, 2018 – Life Storage, Inc. (NYSE:LSI), a leading national owner and operator of self storage facilities, announced today that it will promote the Company’s Chief Investment Officer Joseph Saffire to Chief Executive Officer upon the retirement of current CEO David Rogers, effective March 1, 2019. Mr. Rogers will continue to serve on the Company’s Board of Directors.

Mark Barberio, the Company’s Chairman commented, “We are excited for Joe to transition to the role of CEO. He brings a wealth of leadership, relationship, real estate, and capital markets skills to this position, and he has been a great fit since joining us last year. We believe Joe, along with the rest of our talented and experienced team, will continue to successfully serve our customers, grow our portfolio, and build our Company’s shareholder value.”

Mr. Barberio continued, “The Board of Directors would like to thank Dave for his significant contributions to the Company over the past 35 years as a co-founder, CFO and, for the past seven years, as CEO. We are pleased that he will continue to provide his knowledge, perspective, and passion as a member of our Board.”

Mr. Rogers commented, “Joe has proven to be an incredible asset to our Company, working extremely well with the entire management team and all of our stakeholders. His efforts to advance our real estate investment and third-party management strategies and operations have better positioned Life Storage for further growth. I look forward to collaborating with him over the next six months to ensure a smooth transition, and with my fellow board members to position Life Storage for continued success.”

Mr. Saffire noted, “It is an absolute honor to lead Life Storage through our next phase of growth. I look forward to continuing to work side-by-side with this incredible customer-focused, hard-working, collaborative and innovative team.”

Prior to joining Life Storage, Mr. Saffire held various executive leadership roles over a two-decade banking career across three continents with HSBC, Wells Fargo, and First Niagara Financial Group. In addition to driving strategic growth at all three banks, Mr. Saffire had extensive experience with commercial real estate, including self storage. In his last role with First Niagara, Mr. Saffire served as Executive Vice President and Head of Commercial Banking with responsibility for total commercial assets of $20 billion and more than 1,000 teammates.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. Located in Buffalo, NY, the Company operates more than 700 storage facilities in 28 states. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to its 400,000-plus customers, making it a leader in the industry. For more information visit https://invest.lifestorage.com/.

Life Storage, Inc.

David Dodman

Vice President, Investor Relations and Strategic Planning

(716) 229-8284

ddodman@lifestorage.com